DeFi Development Corp.
6401 Congress Avenue, Suite 250
Boca Raton, Florida 33487

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF OUR INFORMATION STATEMENT

To our Stockholders:

NOTICE IS HEREBY GIVEN that on August 28, 2025 (the “Record Date”), the holders of approximately 84.31% of the outstanding voting power (the “Majority Stockholders”) of DeFi Development Corp., a Delaware corporation (the “Company” “we”, “us,” or “our”) approved the following actions by written consent without a meeting of stockholders in accordance with Section 228 of the Delaware General Corporate Law:

Item 1.

The approval of the issuance of shares of common stock in excess of 19.99% of the Company’s issued and outstanding common stock as the date of the subscription agreements, dated August 24, 2025 (the “Subscription Agreements”), at prices that are less than the lower of (i) the closing price of the common stock immediately preceding the signing of the binding agreement for the issuance of such securities and (ii) the average closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement for the issuance of such securities on the date of entry into the Subscription Agreements and, in part, involve the acceptance by the Company as consideration locked Solana (“SOL”), pursuant to Nasdaq Listing Rule 5635(d).

Pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, you are receiving this notice that the Information Statement is available on the Internet. This communication presents only an overview of the more complete Information Statement that is available to you on the Internet. We encourage you to access and review all of the important information contained in these materials.

The approval of the action taken by the Majority Stockholders shall become effective approximately twenty (20) days after delivery of the Information Statement to stockholders.

WE ARE NOT ASKING FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

How to Access the Information Statement:
The Information Statement is available online at: www.colonialstock.com/ClientDocs/DeFi.pdf

If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed below on or before September 15, 2025, to facilitate timely delivery.

TO ORDER A PAPER OR E-MAIL COPY OF THESE MATERIALS:

1.      Call our toll-free number at (877) 285-8605

2.      Send us an email at informationstatement@colonialstock.com. Please list “DeFi DEFA14C Request” in the email subject line and clearly identify the reports you are requesting and the name and address or email address to which the material should be sent.